AMENDED AND RESTATED
                            MANAGEMENT AND INVESTMENT
                               ADVISORY AGREEMENT

     This AMENDED AND RESTATED MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT (the "Amended Agreement") is made effective as of the 1st day of May, 2003, between AMERICAN FIDELITY ASSURANCE COMPANY, an insurance corporation organized under the laws of the State of Oklahoma and having its principal place of business in Oklahoma City, Oklahoma (the "Manager"), and AMERICAN FIDELITY DUAL STRATEGY FUND, INC.(R), a Maryland corporation, having its principal place of business in Oklahoma City, Oklahoma (the "Fund"), with reference to the following:

     A. The Fund is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940.

     B. The Fund and the Manager are parties to a Management and Investment Advisory Agreement dated December 22, 1998, as amended effective August 1, 2002 (the "Advisory Agreement"), pursuant to which the Fund retained the Manager as its manager and investment advisor, and the Manager agreed to assume certain obligations of the Fund in connection therewith.

     C. The Fund and the Manager desire to amend and restate the Advisory Agreement to document with greater specificity the services to be provided by the Manager to the Fund and the manner in, and the terms and conditions upon, which such services are provided.

     The parties hereby agree as follows:

     1. The Fund hereby employs the Manager to provide investment advisory, statistical and research facilities and services, to supervise the composition of the Fund's portfolio and to determine the nature and timing of changes therein and the manner of effectuating such changes, subject to supervision of the Fund's Board of Directors and for the period and on the terms set forth in this Amended Agreement. The Manager hereby accepts such employment and agrees to render the services and to assume the obligations set forth herein, for the compensation provided below.

     2. The Manager shall:

          (a) Furnish to the Fund research and statistical and other factual information and reports with respect to securities held by the Fund or which the Fund might purchase. It will also furnish to the Fund such information as may be appropriate concerning developments which may affect issuers of securities held by the Fund or which the Fund might purchase or the business in which such issuers may be engage. Such statistical and other factual information and reports shall include information and reports on industries, business, corporations and all types of securities, whether or not the Fund has at any time any holdings in such industries, business, corporations or securities. The Manager reserves the right, in its discretion, to purchase statistical information and other services from other sources, including affiliated persons of the Manager.

          (b) Furnish to the Fund, from time to time, advice, information and recommendations with respect to the acquisition, holding or disposal by the Fund of securities.

          (c)  Furnish to the Fund necessary assistance in:

               i. The preparation of all reports now or hereafter required by federal law or other laws.

               ii. The preparation of prospectuses, registration statements and amendments thereto that may be required by federal law or other laws or by the rules or regulations of any duly authorized commission or administrative body.

          (d) Furnish to the Fund, at the Manager's expense, office space in the offices of the manager or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, business equipment, supplies, utilities and telephone service for managing the affairs and investments and keeping the general accounts of the Fund (exclusive of the necessary records of any dividend disbursing agent, transfer agent, registrar or custodian). Manager shall compensate all personnel, officers and directors of the Fund. The Manager agrees to pay any legal expenses and other expenses incident to any reorganization of the Fund and to any registration with federal and state authorities of any offering of the Fund's shares, including registration fees, legal and accounting fees and other costs and expenses incurred in connection with any federal or other registrations of Fund shares and all amendments and supplements to any registration of Fund shares.

          (e) Provide and maintain a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued, against larceny and embezzlement covering each officer and employee of the Fund, who may singly or jointly with others have access to securities of the Fund, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the Board of Directors of the Fund who are not officers or employees of the Fund shall determine with due consideration to the aggregate assets of the Fund to which any such officer or employee may have access.

          (f) Reimburse the Fund to the fullest extent necessary for costs and expenses incurred by the Fund in connection with one or more indemnification agreements between the Fund and any of its directors (each, a "Director Indemnification Agreement"). In this regard, the Manager agrees to reimburse the Fund for any damages, judgments, penalties, fines, losses, liabilities, settlement amounts, costs and expenses (including, without limitation, reasonable legal fees, costs and disbursements) (collectively, "Losses") incurred, suffered or expended by the Fund as a result of or in connection with a Director Indemnification Agreement, except that, no reimbursement shall be paid to the Fund for Losses incurred in violation of the terms of an Indemnification Agreement. As soon as practicable after receipt by the Fund of a claim for indemnification pursuant to an Indemnification Agreement, the Fund shall notify the Manager of the claim thereunder; however, failure by the Fund to notify the Manager will not relieve the Manager from any liability it may have to the Fund under this Amended Agreement or otherwise.

     3. In connection with the management of the investment and reinvestment of the assets of the Fund, the Manager, acting by its own officers, directors or employees or by duly authorized subcontractor, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for the Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Fund and its shareholders, the Manager shall have the right, subject to the control of the Fund's Board of Directors, to follow a policy of selecting brokers and dealers who furnish statistical, research and other services to the Fund or to the Manager.

     4. For the services to be rendered and the charges and expenses assumed and to be paid by the Manager, the Fund shall pay the Manager as a basic advisory and service fee as soon as practical after the last day of each week and at the close of each calendar week an amount equal to .0013698% (.50% on an annual basis) of the current value of the Fund for each day of the valuation period for investment services.

     5. The Fund shall cause its books and accounts to be audited at least once each year by a reputable, independent public accountant or organization of public accountants who shall render a report to the Fund.

     6. This Amended Agreement shall continue in full force and effect from year to year, provided that it shall not continue for more than two years from the date hereof unless such continuance is specifically approved at least annually by the Board of Directors of the Fund, which affirmative vote shall include a majority of the members of the Board of Directors of the Fund who are not interested persons of the Manager or of the Fund. "Interested persons" are those persons defined in Section 2(a)(19) of the Investment Company Act of 1940.

     7. This Amended Agreement shall automatically terminate in the event of its assignment, within the meaning of the Investment Company Act of 1940, as amended, unless an order of the Securities and Exchange Commission is issued exempting such assignment. This Amended Agreement may be terminated at any time, on 60 days' written notice to the Manager, without payment of any penalty, by the Board of Directors of the Fund or by shareholders of the Fund casting a majority of the votes which may be cast by all shareholders. This Amended Agreement may not be terminated by the Manager without the approval of a new investment advisory agreement by the shareholders of the Fund casting a majority of the votes which may be cast by all shareholders.

     8. This Amended Agreement may be amended at any time by mutual consent of the parties provided that such consent on the part of the Fund shall have been approved by the shareholders of the Fund casting a majority of the votes which may be cast by all shareholders.

     9. No provision of this Amended Agreement shall be deemed to protect the Manager against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Amended Agreement. Nor shall any provision hereof be deemed to protect any director or officer or the Fund against any such liability to which he or she might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his or her duties or the reckless disregard of his or her obligations. If any provision of this Amended Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Amended Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Amended Agreement to be executed on the day and year first above written.

AMERICAN FIDELITY DUAL                   AMERICAN FIDELITY
STRATEGY FUND, INC.(R)                   ASSURANCE COMPANY


    /s/ John W. Rex                          /s/ John W. Rex
By: ____________________________         By: ____________________________
    John W. Rex, President                   John W. Rex, President